EXHIBIT 11.0

                   INTERCARGO CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousand, except for per share data)

                                                                          For the three months
                                                                             ended March 31,

                                                                          1998            1997
                                                                         ------          ------
BASIC EARNINGS PER SHARE:

    Net income                                                           $  369          $1,795

   Average common shares outstanding                                      7,700           7,660

   Per common share amount                                               $ 0.05          $ 0.23
                                                                         ======================


DILUTED EARNINGS PER SHARE:

   Net income                                                            $  369          $1,795

   Average common shares outstanding                                      7,700           7,660
   Incremental shares from assumed converstions at the average market
   prices of $12.604 and $9.186, respectively                                12              13
                                                                         ----------------------

   Weighted average number of common shares outstanding as adjusted       7,712           7,673
                                                                         ======================

   Fully diluted earnings per share                                      $ 0.05          $ 0.23
                                                                         ======================